Pricing Supplement No. 5 dated November 15, 2002 (to Prospectus dated September 13, 2002 and Prospectus Supplement dated September 13, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM CORPORATION
 Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount: $110,000,000	Floating Rate Notes:	☐	Fixed Rate Notes: ☒

Original Issue Date: November 20, 2002	Closing Date: November 20, 2002		CUSIP Number: 78442F AF5

Maturity Date: November 30, 2007	Option to Extend Maturity:	☒ No	Specified Currency: U.S. Dollars
☐ Yes
If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Price:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Price:	Not Applicable.

Applicable to Fixed Rate Notes Only:
Interest Rate: 3.821%	Interest Payment Dates:	Each November 30th and May 30th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning May 30, 2003.

Interest Accrual Method: 30/360	Interest Periods:	From and including the Closing Date, or each November 30th or May 30th, as the case may be, to and including the next succeeding May 29th or November 29th, as the case may be, with no adjustment to period end dates for accrual purposes.

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Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved the securities or determined whether this pricing supplement or the accompanying prospectus supplement or the prospectus is accurate or complete. Any contrary representation is a criminal offense.

We are offering these securities ultimately to purchasers of pass-through certificates of Core Investment Grade Bond Trust I being offered simultaneously with these Notes through Core Bond Products LLC, as depositor of Core Investment Grade Bond Trust I, utilizing the services of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities, Inc. as our agents. Each of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities, Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

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November 15, 2002

Record Dates:	The close of business on the 15th day preceding the particular Interest Payment Date.
Issue Price:	100.0%.
Agents' Commission:	..30%.
Net Proceeds:	$109,670,000.
Form:	Book-entry through the facilities of The Depository Trust Company.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
CUSIP:	78442F AF5.
ISIN:	US78442F AF53.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Current Ratings:	Moody's: A2
S&P: A

        We have authorized each of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities, Inc. as the placement agents, to deliver a copy of this pricing supplement and the attached prospectus supplement and prospectus relating to the Notes offered hereby to purchasers of Core Investment Grade Bond Trust I's pass-through certificates. This pricing supplement and the attached prospectus supplement and prospectus relate only to us and the Notes and do not relate to the trust or the pass-through trust certificates. You should only rely on this pricing supplement and the attached prospectus supplement and prospectus for a description of our company and the Notes.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.